SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

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1934

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     14a-6(e)(2))
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[ ]  Soliciting Material Under Rule 14a-12

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                            PAYLESS SHOESOURCE, INC.
                (Name of Registrant as Specified in Its Charter)
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                   BARINGTON COMPANIES EQUITY PARTNERS, L.P.,
                 BARINGTON COMPANIES OFFSHORE FUND, LTD. (BVI),
                            PARCHE, LLC and STARBOARD
                          VALUE & OPPORTUNITY FUND, LLC
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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

                            BARINGTON COMPANIES GROUP
                  c/o Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                            New York, New York 10019
                                  212-974-5700


An Important Message to All Payless ShoeSource, Inc. Stockholders
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Dear Fellow Payless ShoeSource, Inc. Stockholders:

We are writing to ask for your support to elect our three nominees, William J. Fox, Harold D. Kahn and James A. Mitarotonda, to the Payless ShoeSource, Inc. ("Payless ShoeSource" or the "Company") board of directors. We believe that the current board of directors has failed to adequately address persistent operational issues at the Company, which has resulted in diminished shareholder value. Moreover, in an attempt to prevent our efforts to allow stockholders to vote for our nominees and proposals, the Company filed a court action against the Barington Companies group and certain other persons on May 4, 2004. We believe this litigation is not well-founded and is part of a strategy by which management seeks to entrench itself at shareholder expense and prevent you, the shareholders, from having a choice as to how your Company will be managed.

We have nominated three individuals who will bring added independence and objectivity to the Company's board and advocate the interests of all stockholders. Our highly-qualified nominees possess strong merchandising, operating, financial and board experience that should help to maximize shareholder value. In addition, if elected, our nominees intend to advocate a series of actions to promote corporate democracy and place control of the Company in the hands of the stockholders acting by majority vote. The Barington Companies group owns 770,000 shares or approximately 1.1% of the Company's outstanding common stock.

Analyst John Shanley of Wells Fargo Securities issued a research note with respect to the Barington Companies group's proxy solicitation on April 29, 2004, stating:

      "We believe that Barington's efforts could have a positive impact on Payless' share price, possibly putting pressure on management to improve operations and better define its strategic focus. In addition, if the nominees were to be elected, we believe it would be logical to assume that the company will place a greater focus on increasing shareholder value through an acceleration of cost cutting, placing greater emphasis on merchandise, further closure of unprofitable stores, and the development of a more shareholder-friendly corporate governance structure."

Our nominees look forward to working constructively with the other members of the Company's board. Our goals are simple, straightforward and, in our opinion, will benefit all Payless ShoeSource stockholders:

                      WE WANT TO PRODUCE THE MAXIMUM VALUE
                                             -------------
                     FOR PAYLESS SHOESOURCE'S STOCKHOLDERS!

If elected, our nominees intend to urge the Company's board to take the following actions:

     o    Reduce operating costs, which are at an all time high;

     o Implement a recruiting plan to attract key individuals as employees with relevant and proven merchandising expertise;

     o Revise the Company's merchandising plan to improve product design and time to market, store layout and inventory management and create branded value offerings;

     o Review the Company's existing store base to identify underperforming stores and develop a strategic plan to improve profitability on a store-by-store basis;

     o Evaluate the Company's store base expansion program and international ventures;

     o Explore opportunities to divest underperforming and/or non-core business divisions;

     o Promote corporate democracy at the Company by eliminating the stockholder rights plan, and, subject to stockholder approval, amend the Company's Restated Certificate of Incorporation to allow stockholders to act by written consent, remove the classification of the Company's board of directors, remove the requirement of a vote of 66 2/3% of the outstanding shares of the Company to amend the Company's By-laws, and allow 10% stockholders to call special meetings of the stockholders.


              We ask for Your Support and Need Every Stockholder's
                           Vote to Make a Difference



                    THE CURRENT BOARD HAS FAILED TO MAXIMIZE
                        ------------------------
                               STOCKHOLDER VALUE!

The current board of directors, including Daniel Boggan, Jr., Michael E. Murphy, and Robert C. Wheeler, has failed, in our opinion, to address operational problems, resulting in the destruction of shareholder value. We believe that during Messrs. Boggan's, Murphy's and Wheeler's tenures, the following operational and strategic issues have persisted:

     o    A poorly executed merchandising strategy;

     o    Declining revenues, comparable store sales, and gross margins;

     o    Increased selling, general and administrative costs;

     o    Declining operating profit;

     o Diminishing returns on equity and net assets, and a declining stock price!

         The Nominees of the Barington Companies Group are Committed to
                          Maximizing Stockholder Value
                          ----------

Our three nominees have significant retail and consumer products industry, operating and financial experience which we believe can produce enhanced value for all stockholders.

     o William J. Fox serves as Chairman, President and Chief Executive Officer of AKI Inc., an international multi-sensory marketing company with many clients in the beauty care, personal care and fashion industries, and Co-Chairman of Loehmanns Holdings Inc., a women's specialty apparel retailer, and was formerly a senior executive with Revlon, Inc. and MacAndrews & Forbes Holdings Inc.

     o Harold D. Kahn is a highly qualified and experienced merchant, having served as Chairman and Chief Executive Officer of Macy's East from 1994 until February 2004. Prior thereto, he served as President of Montgomery Ward, and prior thereto was Chairman and Chief Executive Officer of Macy's South and Bullocks.

     o James A. Mitarotonda is Chairman, President and Chief Executive Officer LNA Corp., the general partner of Barington Capital Group, L.P., an investment firm that seeks to act as a catalyst in order to enhance shareholder value, President, Chief Executive Officer and a director of MM Companies, Inc., Co-Chairman and Co-Chief Executive Officer of LQ Corporation, Chief Executive Officer and a director of Dynabazaar, Inc, and a director of Register.com, Inc.

Our nominees have established credentials in retail, merchandising, finance, and management. They will work constructively with the other members of Company's board to produce enhanced value for Payless ShoeSource's stockholders.

At the Company's 2004 annual meeting, you can decide whether Payless ShoeSource's board needs greater representation from independent and experienced directors focused on the interests of all stockholders.

If you are concerned about producing the maximum value for your shares, we urge you to vote FOR THE ELECTION OF OUR NOMINEES, WILLIAM J. FOX, HAROLD D. KAHN AND JAMES A. MITAROTONDA, TO THE COMPANY'S BOARD.

                  Our Task is Great and Your Support is Needed


                  Act Now! If You are a Stockholder of Record,
             Sign and Return the GREEN Proxy Card Voting in Favor of
                     the Barington Companies group nominees.

Do not execute the white proxy card furnished by current management. Even if you
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have previously executed management's white proxy card, you may change your vote by signing and returning a later dated GREEN proxy card of the Barington
                                       -----
Companies group. Only the latest dated proxy card will count.
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If you hold your shares in street name, through a broker, bank or other custodian, carefully follow the instructions of your custodian and direct it to vote on your behalf FOR the Barington Companies group nominees.

Our nominees are ready to act on your behalf.

                     VOTE FOR THE BARINGTON COMPANIES GROUP
                          ---
                        NOMINEES ON THE GREEN PROXY CARD
                                        -----

We thank you for your support.

For the Barington Companies group,


James A. Mitarotonda
Tel.  212-974-5701
May 19, 2004

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                If you have any questions or need help voting FOR
                    the Barington Companies group proposals,
                       please contact our proxy solicitor:

                   Georgeson Shareholder Communications, Inc.
                           17 State Street, 10th Floor
                            New York, New York 10004
                           Toll free at (800) 334-9584
                      Banks and Brokers call (212) 440-9800

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